Exhibit 99.1

News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
August 3, 2016
CEDAR FAIR REPORTS RECORD RESULTS FOR THE FIRST HALF OF 2016
SANDUSKY, OHIO, August 3, 2016 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced record results for the second quarter ended June 26, 2016, discussed attendance and guest spending trends through July and declared a quarterly cash distribution.
Highlights

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Cedar Fair reported record net revenues of $446 million for the six months ended June 26, 2016. This $22 million increase over the same period last year reflects the Company’s continued success in all areas of its business, including attendance, guest spending and out-of-park revenues.

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Cedar Fair is on track for a seventh consecutive year of record results. Net revenues through this past Sunday, July 31, 2016, increased 2%, on a 1% increase in attendance, a 1% increase in average in-park guest per capita spending and a 4% increase in out-of-park revenues compared with the same period last year.

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The Company declared a quarterly cash distribution of $0.825 per Limited Partner (LP) unit payable September 15, 2016, consistent with its annualized rate of $3.30 per LP unit. This distribution represents an attractive 5.6% yield.

•	Cedar Fair remains confident in its long-term business strategy and its ability to reach its long-term Adjusted EBITDA goal of $500 million earlier than its original target of 2018.
Commenting on the Company’s strong second quarter and results through July 31, 2016, Matt Ouimet, Cedar Fair’s president and chief executive officer, said, “Our record performance in the second quarter and through the first seven months of the year reinforces our confidence in our ability to deliver a seventh consecutive year of record results in 2016 and to continue this record-setting trend into future years. Our commitment to the quality of the guest experience and our investments in transformative capital projects are expanding our audience, enhancing repeatability and improving value perceptions, resulting in growth across all aspects of our business.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2016
August 3, 2016

“In the month of July we did experience a pullback in results when compared with last year’s record performance, however, we do not believe this is indicative of a broader trend but instead, directly related to weather during the last two weeks of the month,” continued Ouimet. “Based on the nature of July attendance patterns, which showed solid year-over-year growth when weather was good, and the strength of our advance purchase commitments, such as our record season pass sales, and our trends in group bookings and hotel reservations, we continue to believe the underlying demand for our business remains strong.”
As consumers continue to prioritize experiences over possessions, the Company has focused its investments in areas that will fully immerse guests in the park experience and highlight the heritage of its unique individual brands. “This is especially true of early-season, multi-week special events, as well as our upcoming Halloween events, which continue to be an important part of our operating season,” added Ouimet. “We are also expanding our operating season with the introduction of WinterFest, a new holiday experience, at Great America. In fact, we are extremely excited about the potential WinterFest represents for extending the operating season and expanding the entertainment offerings to guests at a number of our parks over the next several years.”
Ouimet concluded by stating, “We remain on track to achieve our long-term Adjusted EBITDA goal of $500 million earlier than our original target of 2018. Our top priorities continue to be distribution growth while investing in our business to create greater value. We are a total return investment with an extremely attractive tax advantaged 5.6% yield and valuation growth opportunities when compared with our closest peers.”
Second-Quarter Results
For the quarter ended June 26, 2016, net revenues increased 3%, or $11 million, to a record $388 million compared with $377 million in 2015. This increase reflects a 2%, or 146,000-visit, increase in attendance, a 1%, or $0.45, increase in average in-park guest per capita spending, and a 4%, or $2 million, increase in out-of-park revenues, compared with the second quarter of 2015.
The Company attributes the increase in attendance to its strong capital program, including the introduction of innovative new rides and attractions in 2016, the expansion of its early-season, multi-week special events and its continued focus on advance purchase commitments. Guest spending has been strong across all categories of the business, including admissions and in-park spending. The year-over-year growth in guest spending is the direct result of the Company’s continued focus on enhancing the overall guest experience. This includes the second year of the all-season dining program, the introduction of an all-season beverage program and the expansion of its early-season, multi-week special events.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2016
August 3, 2016

Operating costs and expenses for the 2016 second quarter were $243 million, an increase of $7 million compared with 2015. The increase was primarily attributable to an increase in the cost of goods sold due to the higher attendance and in-park guest spending levels; and, an increase in labor costs due to higher market/minimum-wage rates and normal merit increases.
Six-Month Results
Net revenues were $446 million for the six months ended June 26, 2016, an increase of $22 million, or 5%, compared with the six-month period ended June 28, 2015. The increase in revenues was the result of a 4% increase, or 337,000-visit, increase in attendance to 9.0 million guests, a 1%, or $0.59, increase in average in-park guest per capita spending to $45.16, and a 7%, or $3 million, increase in out-of-park revenues to $54 million.
Operating costs and expenses through the first six months of 2016 were $360 million, representing a 4%, or $14 million, increase compared with the same period a year ago. The increased costs for the period are in line with Company expectations and reflect higher costs associated with the increased attendance and guest spending through the first six months of the year, higher labor costs due to normal merit increases and market/minimum-wage rate increases, and higher operating and maintenance supplies and expenses as the Company continues to support investments made in the infrastructure of its parks.
After giving affect for all costs and expenses, net income for the six-month period was $9 million, or $0.17 per diluted LP unit, versus a net loss of $26 million, or $0.47 per diluted LP unit, for the first six months of 2015.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, increased 10%, or $8 million, to $92 million for the first half of 2016, compared with 2015. Adjusted EBITDA margins during this same period improved by approximately 90 basis points compared with the prior-year period. The increase in Adjusted EBITDA and Adjusted EBITDA margins is attributable to the solid net revenue growth in addition to the Company’s continued focus on effectively managing its fixed-cost base. See the attached table for a reconciliation of net income to Adjusted EBITDA.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2016
August 3, 2016

July Operations
Based on preliminary results, net revenues through July 31, 2016, were approximately $769 million, up 2%, or $16 million, compared with $753 million for the same period last year. The increase was the result of an approximate 1%, or 138,000-visit, increase in attendance, to 15.2 million guests, a 1%, or $0.51, increase in average in-park guest per capita spending to $46.39, and a 4%, or $4 million, increase in out-of-park revenues to $86 million, compared with 2015.
Distribution Declaration
Today, the Company also announced the declaration of a cash distribution of $0.825 per LP unit, which is consistent with its targeted annualized distribution rate of $3.30 per LP unit. The distribution will be paid on September 15, 2016 to unitholders of record as of September 6, 2016.
Ouimet concluded, “A sustainable and growing distribution remains our highest priority. We are proud of our 30-year history of paying distributions to our unitholders, and we believe we are well-positioned with a solid balance sheet, appropriate liquidity reserve and a positive earnings outlook to continue growing the distribution well into the future. Our current distribution yield, which is north of 5.5%, and our continued investment in growth, should provide an attractive total return for our investors.”
Conference Call
The Company will host a conference call with analysts today, August 3, 2016, at 10:00 a.m. Eastern Time, which will be webcast live in “listen-only” mode via the Cedar Fair website www.cedarfair.com under the Investors tab. It will also be available for replay starting at approximately 1:00 p.m. ET, August 3, 2016 until 11:59 p.m. ET, Wednesday, August 17, 2016. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 7517941.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2016
August 3, 2016

About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted one of the “Best Amusement Parks in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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This news release and prior releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2016
August 3, 2016

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Six months ended
	6/26/2016	6/28/2015	6/26/2016	6/28/2015
Net revenues:
Admissions	$214,338	$207,568	$242,998	$230,351
Food, merchandise and games	129,924	128,633	151,691	146,577
Accommodations, extra-charge products and other	43,772	41,207	51,783	47,297
	388,034	377,408	446,472	424,225
Costs and expenses:
Cost of food, merchandise, and games revenues	34,566	33,106	40,803	38,694
Operating expenses	157,525	157,325	242,129	235,455
Selling, general and administrative	51,371	46,065	76,983	71,883
Depreciation and amortization	48,299	47,105	53,490	51,116
Loss on impairment / retirement of fixed assets, net	1,415	780	4,027	3,683
	293,176	284,381	417,432	400,831
Operating income	94,858	93,027	29,040	23,394
Interest expense	21,125	21,473	40,912	42,005
Net effect of swaps	5,410	(1,407)	7,252	(1,523)
Unrealized/realized foreign currency (gain) loss	(11,455)	(7,911)	(31,016)	30,307
Interest income	(8)	(5)	(26)	(45)
Income (loss) before taxes	79,786	80,877	11,918	(47,350)
Provision (benefit) for taxes	21,803	23,294	2,421	(21,100)
Net income (loss)	57,983	57,583	9,497	(26,250)
Net income (loss) allocated to general partner	—	1	—	—
Net income (loss) allocated to limited partners	$57,983	$57,582	$9,497	$(26,250)

Net income (loss)	$57,983	$57,583	$9,497	$(26,250)
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	(2,449)	(1,758)	(6,844)	5,456
Unrealized gain (loss) on cash flow hedging derivatives	1,993	1,841	(638)	(598)
Other comprehensive income (loss), (net of tax)	(456)	83	(7,482)	4,858
Total comprehensive income (loss)	$57,527	$57,666	$2,015	$(21,392)
Basic income (loss) per limited partner unit:
Weighted average limited partner units outstanding	55,940	55,734	55,909	55,696
Net income (loss) per limited partner unit	$1.04	$1.03	$0.17	$(0.47)
Diluted income (loss) per limited partner unit:
Weighted average limited partner units outstanding	56,358	56,285	56,406	55,696
Net income (loss) per limited partner unit	$1.03	$1.02	$0.17	$(0.47)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2016
August 3, 2016

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	6/26/2016	6/28/2015
	(in thousands)
Cash and cash equivalents	$68,085	$35,447
Total assets	$2,072,381	$2,033,837
Long-term debt, including current maturities:
Revolving credit loans	$55,000	$42,000
Term debt	595,902	599,691
Notes	938,863	936,750
	$1,589,765	$1,578,441
Total partners' equity	$(28,427)	$(3,531)

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended		Six months ended
	6/26/2016	6/28/2015	6/26/2016	6/28/2015
	(In thousands)
Net income (loss)	$57,983	$57,583	$9,497	$(26,250)
Interest expense	21,125	21,473	40,912	42,005
Interest income	(8)	(5)	(26)	(45)
Provision (benefit) for taxes	21,803	23,294	2,421	(21,100)
Depreciation and amortization	48,299	47,105	53,490	51,116
EBITDA	149,202	149,450	106,294	45,726
Net effect of swaps	5,410	(1,407)	7,252	(1,523)
Unrealized foreign currency (gain) loss	(11,181)	(8,004)	(30,895)	30,254
Non-cash equity compensation expense	2,281	2,876	4,749	5,261
Loss on impairment / retirement of fixed assets, net	1,415	780	4,027	3,683
Class action settlement costs	—	27	—	177
Other non-recurring items (as defined) (1)	96	502	340	199
Adjusted EBITDA (2)	$147,223	$144,224	$91,767	$83,777

(1) The Company's 2013 Credit Agreement references certain costs as non-recurring or unusual. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, contract termination costs, and severance expenses.

(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, Adjusted
EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233